UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 2, 2018

RELMADA THERAPEUTICS, INC.

(Exact name of registrant as specified in its charter)

Nevada	333-184881	45-5401931
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

750 Third Avenue, 9th Floor New York, NY	10017
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (212) 547-9591

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01    Entry into a Material Definitive Agreement.

On November 2, 2018, Relmada Therapeutics, Inc. (the “Company”) conducted an additional closing (the “Closing”) of its private placement of securities (the “Offering”) pursuant to a Unit Purchase Agreement, dated as of November 2, 2018 (the “Purchase Agreement”) and Subscription Agreement, dated as of November 2, 2018 (the “Subscription Agreements), with certain accredited investors named therein (the “Investors”).  The Company previously completed two prior closings of the private placement on October 12 and October 18, 2018. Pursuant to the agreements, Investors at the Closing agreed to purchase (i) an aggregate of 1,499,456 shares ( the “Shares”) of common stock at $0.90 per share and (ii) five-year warrants to purchase an aggregate of 974,645 shares of common stock at an exercise price of $1.50 per share (the “Warrants”). The Company received $1,349,509 in gross proceeds from the sale of securities under the Purchase Agreement at the Closing.

As required by the  Purchase Agreement, at the Closings, the investors also became parties to Registration Rights Agreement dated as of November 2, 2018 pursuant to which the Company will be required to register with the United States Securities and Exchange Commission such Shares and the shares of Common Stock underlying the Warrants (the “Warrant Shares”).  If the registration statement is not filed or declared effective within the timeframe set forth in the Registration Rights Agreements, the Company is obligated to pay the investors an amount equal to 1% of the total purchase price of the securities per month (up to a maximum of 6% in the aggregate) until such failure is cured.

Alexander Capital, LP (“Alexander Capital”), a FINRA registered broker dealer, acted as exclusive placement agent with respect to the Offering. In connection with the Closing, the placement agent received a cash fee of $154,267 and warrants to purchase 203,435 shares of common stock (or 670,101 warrant shares in aggregate for all three closings that have occurred on October 12, October 18 and November 2, 2018) at an exercise price of $0.99 per share. In connection with the Closing, and included in the $154,367 cash fee to Alexander Capital, was a non-accountable 1% expense allowance of $12,206.

General Information

The foregoing is not a complete summary of the terms of the transactions contemplated by the Purchase Agreements and reference is made to the complete text of the Purchase Agreement, Subscription Agreement,  Registration Rights Agreement, and Form of Warrant which will be filed as exhibits to the Company’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2018.

The securities offered have not been registered for primary sale by the Company under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. This Current Report on Form 8-K shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state.

Item 3.02    Unregistered Sales of Equity Securities.

The information contained in Item 1.01 above is incorporated herein by reference in response to this Item 3.02.

The Shares and Warrants described were offered and sold solely to “accredited investors” in reliance on the exemption from registration afforded by Rule 506 of Regulation D promulgated under Section 4(2) of the Securities Act.  In connection with the sale of these securities, the Company relied on each investor’s written representations that it was an “accredited investor” as defined in Rule 501(a) of Regulation D.  In addition, neither the Company nor anyone acting on its behalf has offered or sold these securities by any form of general solicitation or general advertising.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: November 8, 2018	RELMADA THERAPEUTICS, INC.

	By:	/s/ Sergio Traversa
	Name:	Sergio Traversa
	Title:	Chief Executive Officer and Interim Chief Financial Officer

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